Exhibit 5.7

June 18, 2010

Global Crossing Limited

Wessex House

45 Reid Street

Hamilton HM12

Bermuda

Ladies and Gentlemen:

We have been asked to act as special Virginia counsel to Global Crossing Telemanagement VA, LLC, a Virginia limited liability company (the “Virginia Guarantor”) in connection with the filing by Global Crossing Limited (the “Issuer”) of the Registration Statement on Form S-4 originally filed on June 18, 2010 under Registration Number 333-167635 by the Issuer and its co-registrants listed therein (collectively, together with the Virginia Guarantor, the “Guarantors”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and the Trust Indenture Act of 1939, as amended, as the same may be amended from time to time (the “Registration Statement”) relating to the proposed issuance of (a) $750,000,000 in aggregate principal amount of the Issuer’s 12% Senior Secured Notes due 2015 (the “New Notes”) and (b) the guarantees of the New Notes by the Guarantors pursuant to Article 11 of the Indenture referred to below (collectively, the “Guarantees”). We understand that the New Notes are to be issued and guaranteed pursuant to the terms of the Indenture filed as Exhibit 4.1 to the Registration Statement (the “Indenture”) among the Issuer, the Guarantors and Wilmington Trust FSB, as trustee. Upon the Registration Statement becoming effective under the Securities Act, we further understand that the Issuer and the Guarantors will offer to exchange up to $750,000,000 in aggregate principal amount of New Notes and the related Guarantees for any and all of the Issuer’s outstanding 12% Senior Secured Notes due 2015 and the guarantees thereof by the Guarantors. Capitalized terms defined in the Indenture and used herein but not otherwise defined herein shall have the meanings given them in the Indenture.

E-mail: douglas.sbertoli@leclairryan.com Direct Phone: 804.343.4074 Direct Fax: 804.783.7619	951 East Byrd Street, Eighth Floor Richmond, Virginia 23219 Phone: 804.783.2003 \ Fax: 804.783.2294

CALIFORNIA \ CONNECTICUT \ MASSACHUSETTS \ MICHIGAN \ NEW JERSEY \ NEW YORK \ PENNSYLVANIA \ VIRGINIA \ WASHINGTON, D.C.

We have reviewed a fully executed original, or a copy certified to our satisfaction, of the Indenture, which we rely upon without any further investigation.

We also have reviewed the following documents, all of which we rely upon without any further investigation:

A.	A copy of the Articles of Organization of the Virginia Guarantor (the “Articles of Organization”), certified by the State Corporation Commission of the Commonwealth of Virginia (the “Commission”) on June 15, 2010;

B.	A certificate of fact issued by the Commission on June 15, 2010 regarding the Virginia Guarantor;

C.	A Certificate provided to us by the sole owner and manager of the Virginia Guarantor representing and warranting, among other things, (I) that the Virginia Guarantor has no operating agreement or any other written documents or verbal agreements with regard to the organization or activities of the Virginia Guarantor, (II) evidencing the approval of the transactions contemplated by the Indenture, (III) ownership of one hundred percent (100%) of the membership interests in the Virginia Guarantor by Global Crossing Telemanagement, Inc., a Wisconsin corporation, and (IV) certain other matters, all of which we understand remain true and correct as of the date hereof;

D.	Such other documents and information furnished by the Virginia Guarantor and representatives of the Virginia Guarantor as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the genuineness of all signatures, the authenticity and the conformity to original documents of all documents submitted to us as copies, and the truthfulness of all statements of fact, representations, and warranties contained therein, without investigating the accuracy thereof. As to any facts material to this opinion, we have relied upon certificates of public officials and certificates, oaths and declarations of the Virginia Guarantor and officers or other authorized representatives of the Virginia Guarantor and upon any written representations and warranties of the Virginia Guarantor contained in the Indenture.

We have assumed the due authorization, execution and delivery by all parties thereto of the Indenture (other than the Virginia Guarantor) and that such parties have the legal right and power under all applicable laws and regulations to enter into, execute, deliver and perform their respective obligations under the Indenture. In addition, we have assumed that all natural persons executing the Indenture or any other document referenced therein have sufficient competency and legal capacity to enter into the Indenture and any other documents to which such party may become subject in connection with the transactions contemplated by the Indenture. We have assumed that the consent by or authorization of any person or entity not a party to the Indenture or any other document referenced therein which may be required as a condition to the validity and performance of the Indenture or any other document referenced therein has been obtained and that all of the other conditions and covenants set forth in the Indenture or any other document referenced therein will be satisfied or performed.

In rendering the following opinions, we express no opinion as to the laws of any jurisdiction other than the Commonwealth of Virginia. In this regard, we understand you are also obtaining the opinions of other counsel as to matters governed by the laws of other jurisdictions and we express no opinion with respect to the scope or contents of such opinions. We note that the Indenture and other documents referred to therein are governed by the laws of jurisdictions other than Virginia. The opinions rendered herein are specifically limited to the laws of Virginia and to the extent such other laws apply to the Indenture or such other documents, no opinion herein is rendered and none herein should be inferred. All opinions expressed are as of the date hereof except where expressly stated otherwise.

Based on the foregoing and subject to the exceptions, assumptions, qualifications and limitations set forth herein, it is our opinion that:

1. The Virginia Guarantor is a limited liability company validly existing under the laws of the Commonwealth of Virginia and is duly authorized and qualified to do business in the Commonwealth of Virginia.

2. The Virginia Guarantor has all requisite limited liability company power and authority to enter into the Indenture and to undertake the actions contemplated thereby (including the Guarantees of the New Notes by the Virginia Guarantor contained therein) and to perform its obligations under the Indenture.

3. The execution and delivery of the Indenture by the Virginia Guarantor and the performance by the Virginia Guarantor of the actions contemplated in the Indenture (including the Guarantees of the New Notes by the Virginia Guarantor contained therein) have been duly and validly authorized by the sole manager and member of the Virginia Guarantor.

4. The Virginia Guarantor has duly executed and delivered the Indenture.

Notwithstanding anything to the contrary set forth herein, this opinion is further subject to the following exceptions, reservations, limitations, assumptions and qualifications:

A. We express no opinion as to and our opinion above is subject to and limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), the fact that rights to indemnification and contribution may be limited by federal or state securities laws or public policy relating thereto, and the enforceability of the waiver of any usury laws, the enforceability, under certain circumstances, of contractual provisions respecting: severability; attorneys’ fees, to the extent inconsistent with applicable law; indemnity and contribution, to the extent contrary to public policy or applicable law; cumulations, non-exclusivity, or availability of remedies or the enforcement of contractual provisions to the extent contrary to public policy; provisions that contain a waiver of (i) broadly or vaguely stated rights, (ii) the benefits or waivers of statutory, regulatory, or constitutional rights, (iii) unknown future defenses, and (iv) rights to damages or notice provisions that attempt to change or waive rules of evidence or fix the method or quantum of proof to be applied in litigation or similar proceedings; (v) non-waiver of remedies by a failure or delay of exercise; (vi) performance requirements, to the extent such requirements are beyond the control of the performer; (vii) choice of law provisions, forum selection clauses and consent to jurisdiction clauses (both as to personal jurisdiction and subject matter jurisdiction); (viii) restraints on trade, (ix) usury laws, (x) terms purporting to permit a secured party to pursue inconsistent remedies, (xi) prepayment premium, default interest rate, early termination fees or other forms of liquidated damages if the payment of such premium, interest rate, fee or damages may be construed as unreasonable or disproportionate in relation to the actual damages suffered, (xii) terms which excuse any person or entity from liability for, or require indemnification for such person’s or entity’s own negligence or willful misconduct and (xiii) terms allowing the exercise of set-off or similar rights.

B. We express no opinion as to and our opinion above is subject to and limited by the unenforceability of contractual provisions or contracts found by a court to be or have been unconscionable or to constitute violations of public policy or to result in a wholly unintended level of hardship.

C. Our opinion is subject to and limited by the assumption that each party to a Transaction Document will enforce any rights and remedies it has under such Transaction Document and all exhibits thereto in good faith and in a commercially reasonable manner.

D. We express no opinion, and none should be inferred, as to (i) the compliance of by any party to the Indenture with any local, state, federal or foreign law or regulation that may, because of the nature of its business, be applicable to the transactions contemplated by the Indenture, (ii) compliance with or applicability of any local, state or federal environmental, hazardous waste, consumer protection, product safety or registration, fraudulent transfer, securities, or tax laws, rules or regulations, (iii) the enforceability of any provision in the Indenture that provides for arbitration or appraisal remedies or rights, (iv) the enforceability of any nondisclosure or confidentiality provisions, restrictions, limitations or obligations contained in any Transaction Document, or (v) the title of any person or party to any real or personal property, or the existence, creation, enforceability, perfection or priority of any lien, security interest or other encumbrance in or on any real or personal property.

E. No opinion is expressed as to whether a court would limit the exercise or enforcement of rights or remedies against the Virginia Guarantor under the Indenture in the event of any default if it is determined that such default is not material or if such exercise or enforcement is not reasonably necessary for a non-defaulting party’s protection.

We have not been asked to, and do not, render any opinion with respect to any matters except as expressly set forth above. This opinion is solely for your benefit, to be used solely in connection with the transactions contemplated by the Indenture and may not be used for any other purpose, distributed to or relied upon by any other person, quoted in whole or in part or otherwise reproduced in any other document, in each case without our prior written consent; provided, however, that your special counsel, Latham & Watkins LLP may also rely on this opinion in connection with the filing of the Registration Statement and the delivery of its opinion with respect to the validity of the securities being registered thereunder. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained under the caption “Legal Matters”. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act 1933 or the rules and regulations of the Commission promulgated thereunder. This opinion is rendered as of the date hereof and we do not undertake to advise you of any changes in the opinions expressed herein resulting from matters that might hereafter be brought to our attention.

Yours very truly,

LECLAIR RYAN
A PROFESSIONAL CORPORATION